Exhibit 99.1

Contact: Rachel Webb Vice President, Finance & Investor Relations rachel.webb@jackinthebox.com (858) 522-4556

Press Release

Jack in the Box Inc. Announces Definitive Agreement to Sell Del Taco Holdings Inc. to Yadav Enterprises Inc.

SAN DIEGO, Calif. October 16, 2025 – Jack in the Box Inc. (NASDAQ: JACK) (the “Company”) today announced that it has entered into a definitive agreement to sell Del Taco Holdings Inc. (“Del Taco”), a wholly owned subsidiary of the Company which operates and franchises more than 550 Del Taco restaurants, to Yadav Enterprises Inc. (“Yadav”) for $115 million in cash, subject to certain adjustments.
The transaction is expected to close by January 2026. The Company expects to use the net cash proceeds after taxes and transaction costs to retire debt within its securitization structure, specifically to repay part of the Company’s existing Series 2019-1 4.476% Fixed Rate Senior Secured Notes, Class A-2-II.
In line with the Company’s “Jack on Track” plan announced in April, the divestiture of Del Taco allows for the strengthening of the Company’s balance sheet and initiates the return of Jack in the Box to a simpler, asset-light business model.
Lance Tucker, Chief Executive Officer of Jack in the Box Inc., said, “This divestiture is an important step in returning to simplicity, and we look forward to focusing on our core Jack in the Box brand. After a robust process, we are confident we have entered into a transaction with the right steward for Del Taco in its next chapter of evolution. We wish Del Taco success as they enter this next chapter.”
The transaction is subject to the satisfaction or waiver of customary closing conditions.
BofA Securities Inc. is serving as exclusive financial advisor to the Company, and Sullivan & Cromwell LLP is serving as its legal counsel in connection with this transaction. Yadav Enterprises Inc. is represented in this transaction by its General Counsel Steven M. Kries and advised by Baker Tilly.
The Company intends to provide guidance for fiscal year 2026 and updates to other components of the “Jack on Track” plan in connection with its earnings release on November 19, 2025.

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,160 restaurants across 22 states, and Del Taco®, the

Exhibit 99.1
second largest Mexican-American QSR chain by units in the U.S. with approximately 550 restaurants across 18 states.
About Yadav Enterprises Inc.
Yadav Enterprises Inc. operates more than 310 franchise restaurants including Jack in the Box, Denny’s, and TGI Friday’s, and owns the Taco Cabana brand, a fast-casual, Tex-Mex restaurant chain consisting of 150 locations, and Nick the Greek, a fast-casual, Greek restaurant chain consisting of 90 locations.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the Company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the Company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; stock market volatility; the possibility that conditions to the sale of Del Taco are not satisfied on a timely basis or at all, and the possibility of changes in the anticipated timing for closing the sale; the possibility that we may not fully realize the projected benefits of the sale; and business disruption during the pendency of or following the sale. These and other factors are discussed in the Company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The Company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.